UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2018

DOLLAR TREE, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA

(State or Other Jurisdiction of Incorporation)

0-25464	26-2018846
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Volvo Parkway

Chesapeake, VA 23320

(Address of Principal Executive Offices and Zip Code)

(757) 321-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

Senior Credit Facilities

On April 19, 2018, Dollar Tree, Inc., a Virginia corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, providing for $2,032 million in senior credit facilities (the “Senior Credit Facilities”), consisting of a $1,250 million revolving credit facility (the “Revolving Credit Facility”), of which up to $350 million is available for letters of credit, and a $782 million term loan facility (the “Term Loan Facility”).

The Company borrowed the entire $782 million Term Loan Facility on April 19, 2018.  The Revolving Credit Facility matures on April 19, 2023, subject to extensions permitted under the Credit Agreement. The Term Loan Facility matures on April 19, 2020.

The loans under the Revolving Credit Facility bear interest at an initial interest rate of LIBOR plus 1.25% and the loans under the Term Loan Facility bear interest at an initial interest rate of LIBOR plus 1.00%, subject to adjustment based on (i) the Company’s credit ratings and (ii) the Company’s leverage ratio. The Company expects to pay certain commitment fees in connection with the Revolving Credit Facility. The Senior Credit Facilities allow voluntary repayment of outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. There is no required amortization under the Senior Credit Facilities.

The Senior Credit Facilities contain a number of affirmative and negative covenants that, among other things, and subject to certain significant baskets and exceptions, restrict the Company’s ability to incur subsidiary indebtedness, incur liens, sell all or substantially all of the Company’s (including the Company’s subsidiaries’) assets and consummate certain fundamental changes. The Senior Credit Facilities also contain a maximum rent-adjusted leverage ratio covenant and a minimum fixed charge coverage ratio covenant.   The Credit Agreement provides for certain events of default which, if any of them occurs, would permit or require the loans under the Senior Credit Facilities to be declared due and payable and the commitments thereunder to be terminated.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Credit Agreement in this report is a summary and is qualified in its entirety by the terms of the Credit Agreement attached hereto.

Senior Notes

On April 19, 2018, the Company completed its previously announced registered offering of $750 million aggregate principal amount of its Senior Floating Rate Notes due 2020 (the “Floating Rate Notes”), $1,000 million aggregate principal amount of its 3.700% Senior Notes due 2023 (the “2023 Notes”), $1,000 million aggregate principal amount of its 4.000% Senior Notes due 2025 (the “2025 Notes”) and $1,250 million aggregate principal amount of its 4.200% Senior Notes due 2028 (the “2028 Notes” and together with the 2023 Notes and the 2025 Notes, the “Fixed Rate Notes”; and the Fixed Rate Notes together with the Floating Rate Notes, the “Notes”). The sale of the Notes was made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-224071) (the “Registration Statement”), including a prospectus supplement dated April 5, 2018 (the “Prospectus Supplement”) to the prospectus contained therein dated April 2, 2018 (the “Base Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes were issued pursuant to an indenture, dated as of April 2, 2018, between the Company and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of April 19, 2018 (the “First Supplemental Indenture”).

The Notes are unsecured, unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes.

The 2023 Notes mature on May 15, 2023 and bear interest at the rate of 3.700% per annum. The 2025 Notes mature on May 15, 2025 and bear interest at the rate of 4.000% per annum. The 2028 Notes mature on May 15, 2028 and bear interest at the rate of 4.200% per annum. The Company is required to pay interest on the Fixed Rate Notes semi-annually, in arrears, on May 15 and November 15 of each year, beginning on November 15, 2018, to holders of record on the preceding May 1 and November 1, respectively. The Floating Rate Notes mature on April 17, 2020 and bear interest at a floating rate, reset quarterly, equal to LIBOR (as defined in the First Supplemental Indenture) plus 70 basis points. The Company is required to pay interest on the Floating Rate Notes quarterly, in arrears, on January 17, April 17, July 17 and October 17 of each year, beginning on July 17, 2018, to holders of record on the preceding January 3, April 3, July 3 and October 3, respectively.

The Company may redeem the Floating Rate Notes in whole or in part at any time beginning on April 22, 2019 at a price equal to 100% of principal amount of Floating Rate Notes being redeemed plus accrued but unpaid interest to, but excluding, the redemption date. The Company may redeem the Fixed Rate Notes of each series in whole or in part, at its option, at any time and from time to time prior to (i) in the case of the 2023 Notes, April 15, 2023, (ii) in the case of the 2025 Notes, March 15, 2025 and (iii) in the case of the 2028 Notes, February 15, 2028 (each such date with respect to the applicable series, the “Applicable Par Call Date”), in each case, at a “make-whole” price described in the First Supplemental Indenture plus accrued and unpaid interest to, but excluding, the date of redemption. In addition, on or after the Applicable Par Call Date, we may redeem the Fixed Rate Notes of the applicable series, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount thereof.

In the event of a Change of Control Triggering Event (as defined in the Indenture) with respect to any series, the holders of the Notes of such series may require the Company to purchase for cash all or a portion of their Notes of such series at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. The Indenture limits the ability of the Company and its subsidiaries, subject to significant baskets and exceptions, to incur certain secured debt. The First Supplemental Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable, as applicable.

A copy of the First Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The descriptions of the First Supplemental Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the First Supplemental Indenture and the form of Notes attached hereto.

Use of Proceeds

The Company expects to use the net proceeds from the offering of the Notes, together with cash on hand and the proceeds of borrowings under the Senior Credit Facilities, to redeem all of its outstanding 5.750% Senior Notes due 2023 and repay all of the outstanding loans under the Company’s existing senior secured credit facilities, including its Term Loan A-1 Loans, which mature July 6, 2020 and currently bear interest at LIBOR plus 1.50% per annum, and its Term Loan B-2 Loans, which mature July 6, 2022 and currently bear interest at 4.25% per annum. Certain of the underwriters or their respective affiliates are lenders under the Company’s existing senior secured credit facilities and hold outstanding 5.750% Senior Notes due 2023 and, as such, will receive a portion of the net proceeds from the offering of the Notes pursuant to the repayment of such indebtedness.

The Company will capitalize approximately $37 million of deferred financing costs and original issue discount, which will result in non-cash amortization over the term of the Senior Credit Facilities and Notes.

Item 1.02.  Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Termination of the Existing Credit Agreement

In connection with entry into the Credit Agreement as described in Item 1.01 above, the Company terminated all commitments and repaid all obligations under the Company’s existing Credit Agreement, dated as of March 9, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the Company (as successor by merger to Family Tree Escrow, LLC), as borrower, the financial institutions from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. On April 19, 2018, upon the termination of the Existing Credit Agreement, all of the guarantees of the obligations under the Existing Credit Agreement were terminated and all liens granted under the Existing Credit Agreement (including those equally and ratably securing the 5.00% Senior Notes due 2021 issued by the Company’s subsidiary, Family Dollar Stores, Inc.) were released.

In connection with the termination of the Existing Credit Agreement, the Company paid certain lenders thereunder a prepayment premium of $6.5 million, which was equal to 1.000% of the outstanding principal amount of the Term Loan B-2 Loans under the Existing Credit Agreement.

Satisfaction and Discharge of 5.750% Senior Notes due 2023

As previously disclosed, on April 5, 2018, U.S. Bank National Association, as trustee for the Company’s 5.750% Senior Notes due 2023, at the Company’s direction, delivered a conditional notice of redemption to holders of all $2,500 million in aggregate principal amount of such notes outstanding. The notes were issued under an Indenture, dated as of February 23, 2015 (as supplemented by the first supplemental indenture thereto dated as of July 6, 2015, and the second supplemental indenture thereto dated as of January 25, 2016) among the Company (as successor by merger to Family Tree Escrow, LLC), the Guarantors party thereto and U.S. Bank National Association, as trustee.

On April 19, 2018, the Company deposited with the trustee an amount sufficient to pay and discharge the entire indebtedness under the Company’s 5.750% Senior Notes due 2023 and the indenture governing such notes was satisfied and discharged. The Company’s 5.750% Senior Notes due 2023 will be redeemed on May 5, 2018, in accordance with the notice of redemption delivered on April 5.

In connection with the redemption of the 5.75% Senior Notes due 2023, the Company paid a redemption premium of $107.8 million, which was equal to 4.313% of the outstanding principal amount.

In connection with the redemption of the 5.75% Senior Notes due 2023 and the repayment of the Company’s Existing Credit Agreement, the Company will accelerate the expensing of approximately $41 million of amortizable non-cash deferred financing costs and will expense less than $1.0 million in transaction-related costs.  The Company expects the annual interest savings resulting from the recently completed Senior Credit Facilities and Notes will be approximately $48 million.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.  Other Events.

In connection with the offering by the Company of the Notes, as described in Item 1.01 of this Current Report on Form 8-K, the opinions of counsel with respect to the validity of the Notes sold in the offering (Exhibits 5.1 and 5.2 hereto) are filed herewith in order to be incorporated by reference into the Registration Statement, the Base Prospectus and the Prospectus Supplement.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of April 19, 2018, between Dollar Tree, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of Senior Floating Rate Notes due 2020 (included in Exhibit 4.1).

4.3	Form of 3.700% Senior Notes due 2023 (included in Exhibit 4.1).

4.4	Form of 4.000% Senior Notes due 2025 (included in Exhibit 4.1).

4.5	Form of 4.200% Senior Notes due 2028 (included in Exhibit 4.1).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

5.2	Opinion of Williams Mullen.

10.1	Credit Agreement, dated as of April 19, 2018, among Dollar Tree, Inc., JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other parties thereto.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Williams Mullen (included in Exhibit 5.2).

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of April 19, 2018, between Dollar Tree, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of Senior Floating Rate Notes due 2020 (included in Exhibit 4.1).

4.3	Form of 3.700% Senior Notes due 2023 (included in Exhibit 4.1).

4.4	Form of 4.000% Senior Notes due 2025 (included in Exhibit 4.1).

4.5	Form of 4.200% Senior Notes due 2028 (included in Exhibit 4.1).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

5.2	Opinion of Williams Mullen.

10.1	Credit Agreement, dated as of April 19, 2018, among Dollar Tree, Inc., JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other parties thereto.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Williams Mullen (included in Exhibit 5.2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.
(Registrant)

Date: April 20, 2018	By:	/s/ William A. Old, Jr.
William A. Old, Jr.
Chief Legal Officer, General Counsel and Corporate Secretary